Exhibit 99.1

Nash Finch Reports Third Quarter 2013 Results

Total Company Sales Increased 3.5%

Adjusted EBITDA1 of $31.9 million and Adjusted EPS2 of $0.66 are in line with Company’s Expectations

MINNEAPOLIS (November 12, 2013) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the sixteen weeks (third quarter) ended October 5, 2013.

Financial Results

Total Company sales for the third quarter 2013 were $1.56 billion compared to $1.51 billion in the prior-year quarter, an increase of 3.5%.  The increase was primarily attributable to sales to new customers in our Food Distribution segment.  The increase in Food Distribution sales was partially offset by a reduction in Military segment sales resulting from the impacts of sequestration and the government shutdown which occurred during our third quarter.  The closure of commissaries caused by the government sequestration and shutdown reduced Military segment sales by approximately $60.2 million in the third quarter.

Adjusted Consolidated EBITDA1 was $31.9 million or 2.0% of sales in the third quarter of 2013 as compared to $43.7 million or 2.9% of sales in the third quarter of 2012.  Consolidated EBITDA3 was adjusted to exclude the impact of significant items of $0.4 million and $4.0 million in the third quarters of 2013 and 2012, respectively.  Including the impact of significant items, Consolidated EBITDA for the third quarter 2013 was $31.5 million or 2.0% of sales as compared to $39.7 million or 2.6% of sales in the prior year quarter. The year over year comparisons were negatively impacted by $8.6 million due to the reversal of year-to-date incentive compensation accruals that occurred in the third quarter of 2012.

"We continued to experience solid sales performance across all of our business segments in the third quarter. Excluding the impact of the government sequestration and shutdown, our total company sales growth would have been over 7%”, said Alec Covington, President and CEO of Nash Finch. “The third quarter Consolidated EBITDA and EPS comparisons to the prior year came in right where we expected; the comparisons were negatively skewed by the reversal of year-to-date incentive compensation accruals last year.”

Adjusted Net Earnings4 were $8.7 million or $0.66 per diluted share in the third quarter 2013 as compared to $18.0 million or $1.38 per diluted share in the third quarter 2012.  Net earnings were adjusted to exclude the impact of significant items totaling $2.7 million or $0.20 per diluted share in 2013 and $3.3 million or $0.26 per diluted share in 2012.  Including the impact of significant items, our reported net earnings for the third quarter of 2013 were $6.0 million or $0.46 per diluted share as compared to $14.6 million or $1.12 per diluted share in 2012.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the third quarter 2013 and prior year results:

(dollars in millions except per share amounts)	3rd Quarter		Fiscal
	2013	2012	2013	2012
Significant items
Transaction costs related to acquisitions	$ -	(0.6)	-	(1.9)
Restructuring costs	(0.2)	-	(1.3)	-
Military distribution center conversion and transition costs	-	(3.4)	-	(4.8)
Casualty insurance claim losses	-	-	(2.1)	-
Retail store closing costs	(0.2)	-	(0.2)	-
Gain on early termination of supply agreement	-	-	2.6	-
Significant charges impacting Consolidated EBITDA	$ (0.4)	(4.0)	(1.0)	(6.7)

LIFO charges	1.3	(1.4)	2.3	(2.0)
Gain on acquisition of business	-	-	-	6.6
Merger related costs	(2.5)	-	(2.8)	-
Military distribution center non-cash pre-opening expense	-	-	-	(0.1)
Losses due to governemnt shutdown and sequestration	(2.8)	-	(2.8)	-
Goodwill impairment	-	-	-	(132.0)
Total significant charges impacting earnings before tax	$ (4.4)	(5.4)	(4.3)	(134.2)
Income tax on significant net charges	1.7	2.1	1.7	3.5
Tax on goodwill impairment and acquisition gain	-	-	-	32.6
Total significant charges impacting net earnings	$ (2.7)	(3.3)	(2.6)	(98.1)

Diluted earnings per share impact from significant items	(0.20)	(0.26)	(0.20)	(7.55)
Diluted earnings per share, as reported	0.46	1.12	1.30	(5.01)
Diluted earnings per share, as adjusted	$ 0.66	1.38	1.50	2.54

Consolidated EBITDA, as reported	31.5	39.7	76.4	88.7
Consolidated EBITDA impact from significant items	(0.4)	(4.0)	(1.0)	(6.7)
Consolidated EBITDA, as adjusted	$ 31.9	$ 43.7	$ 77.4	$ 95.4

Military Distribution Results

(dollars in millions)	3rd Quarter		% Change	Fiscal		% Change
	2013	2012		2013	2012
Net Sales	$665.5	712.1	(6.5%)	1,735.1	1,772.6	(2.1%)
Segment EBITDA[3]	10.5	13.7	(22.8%)	25.5	38.9	(34.4%)
Percentage of Sales	1.6%	1.9%		1.5%	2.2%

The Military segment net sales decreased 6.5% to $665.5 million in the third quarter compared to the prior year.  The Military segment EBITDA was $10.5 million or 1.6% of sales in the third quarter 2013 as compared to $13.7 million or 1.9% of sales in the third quarter 2012.  The decrease in Military sales was due to the effects of the government sequestration and shutdown which directly impacted the operation of the military commissaries.  The decrease in third quarter EBITDA relative to 2012 was partially due to the reversal of year-to-date incentive compensation accruals in the third quarter of 2012.

“Excluding the $60 million sales impact from the government shut down and sequestration, our third quarter Military sales would have been above the prior year by approximately 1.9%,” said Covington. “We are pleased that the commissaries are all back open for business and delivering the important commissary benefit upon which our military  heroes and their families have come to rely.  We look forward to being able to serve even more of our military heroes and their families once our perishable and frozen addition at our Landover facility is open early next year.   The combination of the expanded operations in Landover and leveraging our world-wide military distribution network should lead to additional growth in the military segment."

Food Distribution & Retail Results

(dollars in millions)	3rd Quarter		% Change	Fiscal		% Change
	2013	2012		2013	2012
Sales
Food Distribution	$ 656.4	556.8	17.9%	1,528.8	1,431.2	6.8%
Retail	241.6	242.2	(0.3%)	598.5	481.4	24.3%
Total	$ 898.0	799.0	12.4%	2,127.3	1,912.6	11.2%
Segment EBITDA[3]
Food Distribution	$ 12.8	14.8	(13.3%)	28.0	30.7	(8.8%)
Retail	8.1	11.3	(28.1%)	22.9	19.2	19.3%
Total	$ 20.9	26.1	(19.7%)	50.9	49.9	2.0%

Percentage of Sales
Food Distribution	2.0%	2.7%		1.8%	2.1%
Retail	3.4%	4.7%		3.8%	4.0%
Total	2.3%	3.3%		2.4%	2.6%

The combined Food Distribution and Retail segment sales increased 12.4% to $898.0 million in the third quarter of 2013 as compared to the prior year period.  The increase in Food Distribution sales was primarily attributable to shipments to new customers.

The combined Food Distribution and Retail segment EBITDA was $20.9 million or 2.3% of sales in the third quarter 2013 as compared to $26.1 million or 3.3% of sales in the third quarter 2012.   The decrease in third quarter EBITDA relative to 2012 was entirely due to the reversal of year-to-date incentive compensation accruals in the third quarter of 2012.

“I am extremely pleased with the sales performance of the Food Distribution and Retail segments during the third quarter,” said Covington. “We continue to look for creative ways to expand our portfolio of business and to work with new and existing retailers in the growth of their businesses.  We also added two new stores to our Retail store base during the third quarter with the acquisition of two very successful stores from existing customers.”

Liquidity

Total debt at the end of the third quarter 2013 was $400.9 million as compared to $433.0 million at the end of the second quarter 2013. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The Total Debt Leverage Ratio5 as of the end of the third quarter 2013 was 4.05.  Availability on the Company’s revolving credit facility at the end of the quarter was $248.0 million.

Merger Update

On July 22, 2013, the Company announced that it had entered into a definitive merger agreement under which Nash Finch Company and Spartan Stores, Inc. will combine in an all-stock merger valued at approximately $1.3 billion, including existing net debt at each company.  A special meeting of shareholders is scheduled for November 18, 2013.  Upon closing, each share of the Company’s common stock will be converted into 1.2 shares of Spartan Stores common stock.   Spartan Stores shareholders will own approximately 57.7% of the equity of the combined company and Nash Finch shareholders will own approximately 42.3% of the Company’s common stock.

1 References to Adjusted EBITDA or Adjusted Consolidated EBITDA are defined as EBITDA adjusted for any significant items.

2 Adjusted EPS is defined as earnings per share adjusted for any significant items.

3 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation) and other items that management does not utilize in assessing operating performance, less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

4 Adjusted Net Earnings is defined as net earnings adjusted for any significant items.

5 Total Debt Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

****************************************************************************************************

A conference call to review the third quarter 2013 results is scheduled at 9:00 a.m. CT (10:00 a.m. ET) on November 12, 2013.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash-Finch is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States. Nash-Finch's core businesses include distributing food to military commissaries and retailers located in 44 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Family Fresh Market®, Econofoods®, Family Thrift Center®, No Frills®, Bag 'n Save®, AVANZA®, and Sun Mart® trade names. Further information is available on the Company's website, www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•

the effect of traditional and alternative competition on our food distribution, military and retail businesses;

•

general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•

macroeconomic and geopolitical events affecting commerce generally;

•

changes in consumer buying and spending patterns including a shift to non-traditional retail channels;

•

our ability to identify and execute plans to expand our food distribution, military and retail operations;

•

possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action, changes  in  funding levels or the effect of mandated reductions or sequestration of government expenditures;

•

our ability to identify and execute plans to improve the competitive position of our retail operations;

•

the success or failure of strategic plans, new business ventures or initiatives;

•

our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•

changes in credit risk from financial accommodations extended to new or existing customers;

•

significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•

limitations on financial and operating flexibility due to debt levels and debt instrument covenants and ability to access capital to support capital spending and growth opportunities;

•

legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•

our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•

changes in accounting standards;

•

technology failures that may have a material adverse effect on our business;

•

severe weather and natural disasters that may impact our supply chain;

•

unionization of a significant portion of our workforce;

•

costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•

changes in health care, pension and wage costs and labor relations issues;

•

product liability claims, including claims concerning food and prepared food products;

•

changes in food safety regulations and other regulations applicable to the products we sell;

•

threats or potential threats to security;

•

unanticipated problems with product procurement; and

•

maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

.

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(In thousands, except per share amounts)

			Forty	Forty
	Sixteen Weeks Ended		Weeks Ended	Weeks Ended
	October 5	October 6	October 5	October 6
	2013	2012	2013	2012

Sales	$1,563,428	1,511,090	3,862,421	3,685,177
Cost of sales	1,436,044	1,383,445	3,542,619	3,388,015
Gross profit	127,384	127,645	319,802	297,162
Gross profit margin	8.1%	8.4%	8.3%	8.1%

Other costs and expenses:
Selling, general and administrative	100,146	84,692	247,480	205,904
Gain on acquisition of a business	-	-	-	(6,639)
Goodwill impairment	-	-	-	131,991
Depreciation and amortization	11,910	11,924	29,480	28,510
Interest expense	5,614	8,074	15,571	18,672
Total other costs and expenses	117,670	104,690	292,531	378,438

Earnings (loss) before income taxes	9,714	22,955	27,271	(81,276)

Income tax expense (benefit)	3,691	8,351	10,259	(16,366)
Net earnings (loss)	$6,023	14,604	17,012	(64,910)

Net earnings (loss) per share:
Basic	$0.46	1.13	1.31	(5.01)
Diluted	$0.46	1.12	1.30	(5.01)

Declared dividends per common share	$0.18	0.18	0.54	0.54

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,992	12,962	12,996	12,963
Diluted	13,132	13,040	13,093	12,963

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	October 5, 2013	December 29, 2012
Current assets:
Cash	$1,203	1,291
Accounts and notes receivable, net	227,379	239,925
Inventories	436,140	362,526
Prepaid expenses and other	14,198	18,569
Deferred tax assets	4,378	3,724
Total current assets	683,298	626,035

Notes receivable, net	27,544	21,360

Property, plant and equipment:	752,935	738,857
Less accumulated depreciation and amortization	(456,825)	(436,572)
Net property, plant and equipment	296,110	302,285

Goodwill	28,590	22,877
Customer contracts and relationships, net	5,863	6,649
Investment in direct financing leases	1,796	1,923
Deferred tax asset, net	31,246	2,780
Other assets	19,237	19,708
Total assets	$1,093,684	1,003,617

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$4,550	2,265
Accounts payable	274,255	247,392
Accrued expenses	63,606	52,326
Income taxes payable	7,661	429
Total current liabilities	350,072	302,412

Long-term debt	383,015	356,251
Capital lease obligations	13,328	14,807
Other liabilities	38,956	33,758
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,815 and 13,799 shares issued, respectively	23,026	22,998
Additional paid-in capital	114,762	113,641
Common stock held in trust	(1,317)	(1,295)
Deferred compensation obligations	1,317	1,295
Accumulated other comprehensive loss	(15,705)	(15,705)
Retained earnings	237,091	227,161
Treasury stock at cost; 1,500 and 1,525 shares, respectively	(50,861)	(51,706)
Total stockholders' equity	308,313	296,389
Total liabilities and stockholders' equity	$1,093,684	1,003,617

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	40 Weeks Ended
	October 5	October 6
	2013	2012
Operating activities:
Net earnings (loss)	$17,012	(64,910)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Gain on acquisition of a business	-	(6,639)
Depreciation and amortization	29,480	28,510
Amortization of deferred financing costs	844	962
Non-cash convertible debt interest	1,363	4,736
Rebateable loans	1,964	3,111
Provision for (recovery of) bad debts	487	(274)
Provision for (recovery of) lease reserves	327	(33)
Deferred income tax benefit	(29,119)	(32,783)
Gain on sale of property, plant and equipment	(111)	(1,506)
LIFO charge (credit)	(2,265)	2,040
Asset impairments	-	62
Impairments of goodwill	-	131,991
Share-based compensation expense (reversal of)	1,887	(1,295)
Deferred compensation	908	984
Other	(149)	(187)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	11,579	(10,541)
Inventories	(70,487)	(70,609)
Prepaid expenses	(3,512)	(1,051)
Accounts payable	11,984	33,450
Accrued expenses	11,707	(14,182)
Income taxes payable	15,146	6,975
Other assets and liabilities	3,203	(3,542)
Net cash provided by operating activities	2,248	5,269

Investing activities:
Proceeds from sale of assets	589	8,690
Additions to property, plant and equipment	(19,485)	(23,736)
Businesses acquired, net of cash	(7,040)	(78,259)
Loans to customers	(12,983)	(8,715)
Payments from customers on loans	5,450	7,765
Corporate-owned life insurance, net	(972)	(837)
Other	-	(151)
Net cash used in investing activities	(34,441)	(95,243)
Financing activities:
Proceeds from revolving debt	139,457	69,800
Dividends paid	(6,637)	(6,607)
Proceeds from long-term debt	39,533	18,702
Payments of long-term debt	(151,365)	(1,260)
Payments of capitalized lease obligations	(1,418)	(1,924)
Increase in outstanding checks	13,126	13,204
Payments of deferred financing costs	(253)	(211)
Tax benefit from share-based compensation	-	66
Other	(338)	(1,373)
Net cash provided by financing activities	32,105	90,397
Net increase (decrease) in cash	(88)	423
Cash at beginning of year	$1,291	773
Cash at end of period	1,203	1,196

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	October 5	October 6
Other Data (In thousands)	2013	2012

Total debt	$ 400,893	388,880
Stockholders' equity	$ 308,313	329,709
Capitalization	$ 709,206	718,589
Debt to total capitalization	56.5%	54.1%

Non-GAAP Data
Consolidated EBITDA (a)	$ 98,955	122,154
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	4.05x	3.18x

Comparable GAAP Data
Debt to earnings before income taxes (b)	(30.49)	(5.67)

(a)

Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation) and other items that management does not utilize in assessing operating performance, less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, amount of Consolidated operating performance, cash flows or liquidity. The EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)

Leverage ratio is defined as the Company's total debt at October 5, 2013 and October 6, 2012, divided by Consolidated EBITDA for the respective four trailing quarters.  The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (in thousands)

FY	2013
		2012	2013	2013	2013	Rolling
		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs

Earnings before income taxes		$(40,418)	2,966	14,591	9,714	(13,147)
Add/(deduct)
	LIFO charge	1,285	(187)	(827)	(1,251)	(980)
	Depreciation and amortization	9,324	8,800	8,770	11,910	38,804
	Interest expense	6,272	6,009	3,948	5,614	21,843
	Merger costs		-	302	2,475	2,777
	Goodwill impairment	34,639	-	-	-	34,639
	Closed store lease costs	193	-	246	81	520
	Asset impairment	13,066	-			13,066
	Net loss (gain) on sale of real estate and other assets	(16)	80	(123)	(68)	(127)
	Stock compensation expense (reversal of)	(1,151)	499	663	725	736
	Losses associated with government shutdown/sequestration	-	-		2,759	2,759
	Subsequent cash payments on non-cash charges	(610)	(472)	(361)	(492)	(1,935)
Total Consolidated EBITDA		$22,584	17,695	27,209	31,467	98,955

		2012	2013	2013	2013	Rolling
Segment Consolidated EBITDA		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$8,783	7,909	7,037	10,542	34,271
	Food Distribution	6,159	3,216	12,006	12,802	34,183
	Retail	7,642	6,570	8,166	8,123	30,501
		$22,584	17,695	27,209	31,467	98,955

		2012	2013	2013	2013	Rolling
Segment profit		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$3,953	4,717	3,942	3,063	15,675
	Food Distribution	(8,691)	147	9,048	8,032	8,536
	Retail	3,834	2,784	4,137	2,264	13,019
	Unallocated:
	Interest	(4,875)	(4,682)	(2,536)	(3,645)	(15,738)
	Goodwill Impairment	(34,639)	-	-	-	(34,639)
		$(40,418)	2,966	14,591	9,714	(13,147)

FY	2012
		2011	2012	2012	2012	Rolling
		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Earnings before income taxes		$12,707	9,069	(113,300)	22,955	(68,569)
Add/(deduct)
	LIFO charge	4,503	181	420	1,438	6,542
	Depreciation and amortization	8,016	8,204	8,382	11,924	36,526
	Interest expense	7,066	5,138	5,460	8,074	25,738
	Goodwill impairment	-	-	131,991	-	131,991
	Gain on the acquisition of a business	-	-	(6,639)	-	(6,639)
	Closed store lease costs	124	-	(33)	-	91
	Asset impairment	191	62	-	-	253
	Net loss (gain) on sale of real estate and other assets	41	(476)	89	(1,119)	(1,465)
	Stock compensation	1,137	1,094	546	(2,935)	(158)
	Subsequent cash payments on non-cash charges	(369)	(442)	(729)	(616)	(2,156)
Total Consolidated EBITDA		$33,416	22,830	26,187	39,721	122,154

		2011	2012	2012	2012	Rolling
Segment Consolidated EBITDA		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$17,061	13,400	11,797	13,661	55,919
	Food Distribution	10,747	6,539	9,419	14,764	41,469
	Retail	5,608	2,891	4,971	11,296	24,766
		$33,416	22,830	26,187	39,721	122,154

		2011	2012	2012	2012	Rolling
Segment profit		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$12,314	10,474	8,570	10,322	41,680
	Food Distribution	4,014	2,338	5,517	11,191	23,060
	Retail	2,668	661	2,390	7,725	13,444
	Unallocated:
	Interest	(6,289)	(4,404)	(4,425)	(6,283)	(21,401)
	Gain on the acquisition of a business	-	-	6,639	-	6,639
	Goodwill impairment	-	-	(131,991)	-	(131,991)
		$12,707	9,069	(113,300)	22,955	(68,569)